Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
September 8, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
Permian Resources Corporation 300 N Marienfeld St., Suite 1000, Midland, TX 79701	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-3

To the addressee set forth above:

We have acted as counsel to Permian Resources Corporation, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it may be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 243,518,132 shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), to be resold from time to time by certain securityholders of the Company (the “Selling Securityholder Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Selling Securityholder Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

September 8, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Selling Securityholder Shares have been duly authorized by all necessary corporate action of the Company and the Selling Securityholder Shares are validly issued, fully paid and nonassessable. In rendering such opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP